Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Virginia Beach, Virginia
We hereby consent to the incorporation by reference in the Registration Statement of Wheeler Real Estate Investment Trust, Inc. on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (No. 333-193563, 333-194252, 333-203563, 333-206014 and 333-207241), Form S-4 (No. 333-204957)and Form S-8 (333-205845) of our report dated March 10, 2016, relating to the consolidated financial statements and consolidated financial statement schedules as of December 31, 2015 and 2014 and for each of the three years in the three-year period ended December 31, 2015, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
March 10, 2016